EXHIBIT 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, November 1 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/891-3493 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21485637 (through November 8)

Carmike Cinemas Reports Profitable 2010 Q3 Results

Theatre Level Cash Flow and Adjusted EBITDA Increase over 12%

Screenvision Transaction Completed

COLUMBUS, GA – November 1, 2010 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3D motion picture exhibitor, today reported results for the three months ended September 30, 2010, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2010	2009	2010	2009
Total revenue	$124.8	$122.3	$376.4	$377.0
Operating income (loss)	6.8	(12.9)	18.6	4.1
Interest expense	8.8	7.6	27.5	25.3
Theatre level cash flow (1) (2)	18.8	16.7	60.6	64.3
Net income (loss)	0.5	(20.7)	(9.4)	(21.8)
Adjusted net income (loss) (1) (2)	0.8	(3.5)	(1.9)	0.8
Adjusted EBITDA (1) (2)	14.4	12.8	46.9	52.6

(in millions)	Sept. 30, 2010	Dec. 31, 2009
Total debt (1)	$354.0	$369.1
Net debt (1)	$349.5	$343.4

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income and adjusted net income (loss) to net income (loss) for the three and nine months ended September 30, 2010 and 2009, as well as a schedule of total debt and net debt, are included in the supplementary tables accompanying this news announcement.
(2)

Theatre level cash flow, adjusted net income (loss) and adjusted EBITDA exclude impairment of long lived-assets, loss on extinguishment of debt, separation agreement charges, and discontinued operations, as well as the impact of recording $1 million of sales and use taxes during the nine month period ending September 30, 2010 identified as a result of an audit. The underpayment of such taxes occurred primarily in 2005 and 2006.

“We’re pleased to report significant year-over-year cash flow and earnings improvements in the third quarter, particularly given our reduced screen count compared to the same period in 2009. Nearly 85% of the top line revenue growth was retained in Theatre Level Cash Flow, a clear indication that costs were held in check and incremental revenues improved our profitability. We averaged 40 less screens in the quarter compared to last year and believe our strategy of closing underperforming locations and focusing on the patron movie-going experience is working. During the third quarter, Carmike’s box office receipts increased 2.7% on a per screen basis, compared to the prior year period. Despite a solid 3-D slate of movies during the quarter, the mix of 2-D product did not perform as well in our markets. Certain high-grossing movies such as “Inception” and “Salt” performed well in large metropolitan markets but significantly underperformed in small towns,” stated Carmike Cinemas President and Chief Executive Officer David Passman.

“During the third quarter, approximately 23 percent of our box office revenues came from 3-D presentations and with ten titles in the fourth quarter and more than 30 anticipated next year we are working to meet the increasing demand. We installed over 40 additional 3-D screens, finishing the period with 591 3-D-compatible auditoriums. We will also be opening more of our proprietary BigD brand, large format 3-D auditoriums throughout the coming months.”

THEATRE PERFORMANCE STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Average theatres	240	246	242	248
Average screens	2,244	2,284	2,266	2,286
Average attendance per screen (1)	5,576	5,567	16,252	17,129
Average admission per patron (1)	$6.61	$6.46	$6.78	$6.45
Average concessions/other sales per patron (1)	$3.36	$3.17	$3.44	$3.20
Total attendance (in thousands) (1)	12,511	12,713	36,831	39,164
Total revenue (in thousands)	$124,794	$122,253	$376,385	$376,980

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

In aggregate, Carmike’s patrons spent an average of $9.97 per visit during the third quarter, up 3.5 percent compared to the year-ago period. Average admissions rose 2.3 percent to $6.61, with 3-D premiums driving the year-over-year rise. Concessions and other revenue per patron also rose for the third consecutive quarter, increasing 6.0 percent to $3.36 compared to the prior year period.

Carmike Chief Financial Officer Richard B. Hare stated, “On the expense side, film exhibition costs improved 70 basis points to 55.2 percent of admissions revenues as a result of reduced film rent costs and a decline in advertising expenses, versus 55.9 percent in the year-ago period. General and administrative expenses rose to $4.4 million, primarily as a result of increases in legal and professional fees associated with our previously announced Screenvison transaction. Carmike’s other theatre operating costs rose slightly, year-over-year, due primarily to a rise in occupancy costs and utility expenses, which was partially offset by reduced repair and maintenance costs.”

Mr. Hare continued, “Quarterly interest expense rose to $8.8 million, versus $7.6 million from the prior year period, due to an increase in interest rates, partially offset by a decrease in average debt outstanding as we voluntarily pre-paid an additional $5 million in bank debt during the third quarter. We have made $25 million in bank debt prepayments for the first nine months of 2010, reducing our balance to $238 million at quarter-end.”

“Subsequent to quarter-end, we completed an important transaction in which we extended and expanded our relationship with cinema advertising leader Screenvision. In addition to our regular periodic screen advertising payments, we will receive a $30 million up-front payment in the first quarter of 2011 and hold an approximate 20% ownership interest in the growth of Screenvision. We are excited about the new growth path Screenvision is embarking upon and we look forward to participating in the future growth and profits of that organization as digital cinema continues its rapid expansion,” concluded Mr. Passman.

Supplemental Financial Measures

Theatre level cash flow, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as Adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, sales and use tax audit assessment, and separation agreement charges related to the Company’s former CEO. Carmike believes adjusted net income is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted EBITDA is defined as net income plus income tax benefit, interest expense, depreciation and amortization, loss (income) from discontinued operations, loss on extinguishment of debt, separation agreement charges related to the Company’s former CEO, gain on sale of property and equipment, sales and use tax audit assessment, and impairment of long-lived assets. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of September 30, 2010, Carmike had 240 theatres with 2,241 screens in 36 states. Carmike’s digital cinema footprint reached 2,111 screens, including 200 theatres with 591 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, the implementation of Big-D large format locations, the growth of Screenvision, box office performance, the 3-D release schedule, fourth quarter and fiscal year 2010 performance and our strategies and operating goals, including expectations regarding leverage and theatre-level operating improvements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Joseph Jaffoni or Robert Rinderman Jaffoni & Collins – Investor Relations 212/835-8500 or ckec@jcir.com	Richard B. Hare Chief Financial Officer 706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$82,740	$82,011	$249,742	$251,985
Concessions and other	42,054	40,242	126,643	124,995

Total operating revenues	124,794	122,253	376,385	376,980

Operating costs and expenses:
Film exhibition costs	45,713	45,769	140,161	140,155
Concession costs	4,764	4,382	13,867	12,902
Other theatre operating costs	55,551	55,426	162,742	159,582
General and administrative expenses	4,365	3,879	13,669	11,744
Separation agreement charges	—	—	—	5,462
Depreciation and amortization	8,000	8,658	24,096	26,085
Gain on sale of property and equipment	(658)	(128)	(649)	(278)
Impairment of long-lived assets	220	17,188	3,944	17,188

Total operating costs and expenses	117,955	135,174	357,830	372,840

Operating income (loss)	6,839	(12,921)	18,555	4,140
Interest expense	8,786	7,589	27,451	25,343
Loss on extinguishment of debt	5	—	2,573	—

Loss from continuing operations before income tax	(1,952)	(20,510)	(11,469)	(21,203)
Income tax expense (benefit)	(2,543)	—	(1,984)	—

Income (loss) from continuing operations	591	(20,510)	(9,485)	(21,203)
Income (loss) from discontinued operations	(61)	(145)	50	(620)

Net income (loss)	$530	$(20,655)	$(9,435)	$(21,823)

Weighted average shares outstanding:
Basic	12,779	12,683	12,740	12,676
Diluted	12,794	12,683	12,740	12,676

Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.05	$(1.62)	$(0.74)	$(1.67)
Income (loss) from discontinued operations, net of tax	(0.01)	(0.01)	—	(0.05)

Net income (loss) per common share	$0.04	$(1.63)	$(0.74)	$(1.72)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss)	$530	$(20,655)	$(9,435)	$(21,823)
Income tax benefit	(2,543)	—	(1,984)	—
Interest expense	8,786	7,589	27,451	25,343
Depreciation and amortization	8,000	8,658	24,096	26,085

EBITDA	14,773	(4,408)	40,128	29,605
Loss (income) from discontinued operations	61	145	(50)	620
Loss on extinguishment of debt	5	—	2,573	—
Separation agreement charges	—	—	—	5,462
Gain on sale of property and equipment	(658)	(128)	(649)	(278)
Sales and use tax audit assessment	—	—	1,000	—
Impairment of long-lived assets	220	17,188	3,944	17,188

Adjusted EBITDA	$14,401	$12,797	$46,946	$52,597

General and administrative expenses	4,365	3,879	13,669	11,744

Theatre level cash flow	$18,766	$16,676	$60,615	$64,341

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Sept. 30, 2010	Dec. 31, 2009
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,239	$4,261
Long-term debt, less current maturities	233,578	248,171
Capital leases and long-term financing obligations, less current maturities	116,208	116,684

Total debt	$354,025	$369,116
Less cash and cash equivalents	(4,510)	(25,696)

Net debt	$349,515	$343,420

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Net income (loss)	$530	$(20,655)	$(9,435)	$(21,823)
Impairment of long-lived assets	220	17,188	3,944	17,188
Loss on extinguishment of debt	5	—	2,573	—
Sales and use tax audit assessment	—	—	1,000	—
Separation agreement charges	—	—	—	5,462

Adjusted net income (loss)	$755	$(3,467)	$(1,918)	$827

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